UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FUNCTIONAL BRANDS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

Explanatory Note

On May 21, 2026, Functional Brands, Inc. issued the following letter to certain stockholders of record in respect of its upcoming Special Meeting of stockholders.

Special Meeting Letter

May 21, 2026

Shareholder name/address

I am David Wells, Chief Financial Officer, of Functional Brands Inc. Functional Brands has scheduled a special meeting of shareholders for Thursday, May 28, 2026, and we are reaching out because our immediate objective is to secure shareholder participation and proxy support to hold the meeting as planned.

We are unable to locate a telephone number for you; therefore, would welcome the opportunity to speak with you at your earliest convenience regarding ownership of a sizable number of Functional Brands shares. Because every vote matters, I would welcome the opportunity to speak with you directly, answer any questions you may have, and help ensure your proxy is submitted in time. Even if you sold your shares, you are still entitled to vote since you were a shareholder of record on April 16, 2026.

Our purpose in contacting you is straightforward: we are working to obtain the shareholder support needed to move this process forward and avoid any delay or adjournment of the special meeting. Your proxy vote is therefore very important, and your prompt response will directly assist the Company in closing the gap toward the amount needed to proceed.

To make voting as easy as possible, we have established a toll-free number for shareholders to vote: 877-672-7073. A representative at the Call Center would be pleased to take your voting instructions by telephone and provide confirmation, and we strongly encourage you to submit your proxy as soon as possible. You can also call our proxy solicitor, Donna Ackerly of Lioness Consulting LLC, at 609-651-2267 or via email: dackerly@lionessconsultingllc.com.

Thank you for your time and prompt attention to this matter.

Sincerely,

David R. Wells

Chief Financial Officer

Mobile: 310-936-3128

Email: drwells@davidrwells.com